Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-252685 on Form S-8 of our report dated February 10, 2022, relating to the financial statements of TELUS International (Cda) Inc. (the “Company”), appearing in this Annual Report on Form 20-F for the year ended December 31, 2021.

/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
February 10, 2022